EXECUTION COPY

SECURITY AGREEMENT

SECURITY AGREEMENT (this “Agreement”) dated as of November 3, 2008, by and between VORNADO LXP LLC, a Delaware limited liability company (the “Pledgor”), and CITIGROUP GLOBAL MARKETS INC. (the “Secured Party”).

R E C I T A L S

WHEREAS, the Pledgor and the Secured Party have entered into a Loan Agreement, dated as of November 3, 2008, as amended from time to time (the “Loan Agreement”), pursuant to which the Secured Party agrees to make a loan to the Pledgor in accordance with the provisions therein (the “Loan”);

WHEREAS, the Pledgor is the beneficial owner of 8,000,000 common shares of beneficial interest (such shares or, where the context requires, security entitlements (as defined in §8-102(a)(17) of the UCC) with respect thereto, the “Shares”) of Lexington Realty Trust (“LXP” or the “Issuer”);

WHEREAS, it is a condition precedent to the Secured Party’s extending credit to the Pledgor under the Loan Agreement that the Pledgor executes and delivers to and for the benefit of the Secured Party a security agreement, pursuant to which the Pledgor pledges and grants a security interest in the Shares, its interests in the Pledged Agreement and certain other collateral, as described herein, to the Secured Party as collateral for the Pledgor’s obligations under the Loan Agreement;

NOW, THEREFORE, in consideration of the premises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Section 1. Definitions.

(a)     Capitalized terms used in this Agreement and not otherwise defined herein shall have the meanings assigned to them in the Loan Agreement. As used in this Agreement, the following terms have the respective meanings set forth below:

“Agreement” has the meaning assigned to such term in the preamble.

“Beneficial Owner” shall mean a beneficial owner, as such term is defined in Rule 13d-3 of the U.S. Securities Exchange Act of 1934, of common shares of LXP.

“CGMI” means Citigroup Global Markets Inc.

“Collateral” has the meaning assigned to such term in Section 2.

“Collateral Account” means the securities account (as defined in Section 8-501 of the UCC) account number 768-66181-1-2 entitled “VORNADO LXP LLC

CITIGROUP GLOBAL MARKETS INC SECURED PARTY”, or any replacement securities account in the name of the Pledgor maintained by the Custodian in or to which any Collateral is now or hereafter held or credited.

“Control” means “control” as defined in Section 8-106 and Section 9-106 of the UCC.

“Control Agreement” means an agreement between the Pledgor, the Secured Party and the Custodian with respect to the Collateral Account in substantially the form of Exhibit A hereto.

“Custodian” means the entity maintaining the Collateral Account, which on the date hereof is CGMI.

“Distributions” means with respect to Collateral (other than Cash), all principal, interest and other payments and distributions of cash or other property with respect thereto, regardless of whether the Secured Party has disposed of that Collateral under Section 3(k), including (without limitation) any Cash dividends or distributions with respect to the Stock Collateral but excluding (x) any stock dividend or any distribution in connection with any reclassification, increase or reduction of capital or issued in connection with any reorganization and (y) any sums paid on or in respect of any Stock Collateral on the liquidation or dissolution of the issuer thereof. Distributions will not include any item of property acquired by the Secured Party upon any disposition or liquidation of Collateral.

“Exchange Day” means any day on which the New York Stock Exchange is open.

“Interest Rate” means a variable interest rate per annum equal, for each day during any period, to the rate set forth for such day as displayed on the page "FEDSOPEN <Index>" on the BLOOMBERG Professional Service, or any successor page; provided that if no rate appears for any day on such page, the rate for the immediately preceding day for which a rate does so appear shall be used for such day.

“Issuer” has the meaning assigned to such term in the Recitals.

“Loan Agreement” has the meaning assigned to such term in the Recitals.

“LXP” has the meaning assigned to such term in the Recitals.

“Pledged Agreement” means the registration rights agreement dated as of November 3, 2008 between the Issuer, the Pledgor and Vornado Realty L.P.

“Pledgor” has the meaning assigned to such term in the Recitals.

“Secured Obligations” means, collectively, (a) the principal and interest on the Loan and all other amounts from time to time owing to the Secured Party by the

Pledgor under the Loan Documents (including all interest thereon) and (b) all other Obligations of the Pledgor to the Secured Party under the Loan Documents.

“Secured Party” has the meaning assigned to such term in the preamble.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Shares” has the meaning assigned to such term in the Recitals.

“Stock Collateral” means: (i) the Shares; (ii) all dividends, shares, securities, cash, instruments, moneys or property (a) representing a dividend, distribution or return of capital (including in a liquidation) in respect of any of the Shares or other property described in this definition, (b) resulting from a split-up, revision, reclassification, recapitalization or other similar change with respect to the Shares or other property described in this definition, (c) otherwise received in exchange for or converted from any of the Shares, or other property described in this paragraph and any subscription warrants, rights or options issued to the holders of, or otherwise in respect of, the Shares or other property described in this definition; and (iii) in the event of any consolidation or merger in which the Issuer is not the surviving entity, all equity interests of the successor entity formed by or resulting from such consolidation or merger that are exchanged for the Shares.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York.

(b)     Rules of Construction.

(i)     The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (ii) any reference herein to any Person shall be construed to include such Person’s successors and permitted assigns, (iii) the words “herein”, “hereof” and “hereunder”, and words of similar import, when used in this Agreement, shall be construed to refer to this Agreement in its entirety and not to any particular provision thereof, (iv) all references in this Agreement to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (v) any reference to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such Law and any reference to any Law shall, unless otherwise specified, refer to such Law as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(ii)     In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each means “to but excluding”; and the word “through” means “to and including”.

(iii)     Section headings herein are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

(iv)     In the event of any direct conflict between the express terms and provisions of this Agreement and of the Loan Agreement, the terms and provisions of the Loan Agreement shall control.

Section 2. The Pledge. As collateral security for the prompt payment in full when due (whether at stated maturity, by acceleration or otherwise) of the Secured Obligations, the Pledgor hereby pledges and grants to the Secured Party a security interest in all of the Pledgor’s right, title and interest in the following property, whether now owned by the Pledgor or hereafter acquired and whether now existing or hereafter coming into existence (all being collectively referred to in this Agreement as “Collateral”):

(a)     the Stock Collateral;

(b)     all of the Pledgor’s right, title and interest under, in and to the Pledged Agreement;

(c)     the Collateral Account and any cash, securities (including any Stock Collateral) or other property held therein or credited thereto, including security entitlements, as defined in §8-102(a)(17) of the UCC, with respect to the Stock Collateral and including any Eligible Mark-to-Market Collateral transferred to the Collateral Account; and

(d)     all cash and non-cash proceeds (including proceeds of proceeds) of any of the foregoing, including, all (i) accounts, benefits, cash, chattel paper, contract rights, deposit accounts, distributions, dividends, documents of title, equipment, general intangibles, instruments, interest, inventory, investment property, premiums, profits, and other property from time to time received, receivable, or otherwise distributed in respect of or in exchange for, or as a replacement of or a substitution for, any of the Stock Collateral or proceeds thereof (including any cash, equity interests (including shares, units, options, warrants, interests, participations, or other equivalents regardless of how designated of or in the Issuer) or other securities or instruments issued after any recapitalization, readjustment, reclassification, merger or consolidation with respect to the Issuer and any security entitlements with respect thereto); (ii) “Proceeds,” as such term is defined in the UCC; (iii) proceeds of any insurance, indemnity, warranty, or guaranty (including guaranties of delivery) payable from time to time with respect to any of the Stock Collateral or proceeds thereof; (iv) payments (in any form whatsoever) made or due and payable to the Pledgor from time to time in connection with any requisition, confiscation, condemnation, seizure or forfeiture of all or any part of the Stock Collateral or proceeds thereof; and (v) other amounts from time to time paid or payable under or in connection with any of the Stock Collateral or proceeds thereof.

Section 3. Collateral Maintenance and Administration.

(a)     On and after the date hereof, all dividends and other distributions on the Shares, including, without limitation, all cash and non-cash proceeds described in Section 2(d), shall be paid directly to the Secured Party or for credit to the Collateral Account. If any such amounts or property shall be received by the Pledgor (other than any amounts released to the Pledgor in accordance herewith), the Pledgor shall immediately cause such amounts and property to be deposited in the Collateral Account.

(b)     Any Distributions received by the Secured Party or credited to the Collateral Account from time to time shall be released from the Collateral Account and remitted to Borrower within 5 Business Days after such receipt or after such Distribution is credited to the Collateral Account, as the case may be; provided, however, that the Secured Party shall not be required to release or remit any Distributions (x) to the extent that, after giving effect to any such release or remittance, the Loan Value would equal or exceed 57.5% of the Collateral Value or (y) if a Default has occurred and is continuing.

(c)     If any Collateral Shortfall occurs and the Lender delivers a Collateral Shortfall Notice to the Pledgor, the Pledgor shall, by 11:00 a.m. on the third Exchange Day after receiving such Collateral Shortfall Notice, (i) prepay the Loan pursuant to Section 2.02(b) of the Loan Agreement and/or (ii) pledge and deliver to the Lender Eligible Mark-to-Market Collateral, in an aggregate amount sufficient to make the Loan Value on such date, after giving effect to such prepayment and/or delivery (if any), less than or equal to 57.5% of the Collateral Value as of the close of business on the immediately preceding Exchange Day.

(d)     Concurrently with the execution hereof, the Shares shall have been credited to the Collateral Account.

(e)     If the Pledgor makes or causes to be made a Permitted Share Sale, the Pledgor may request the release to it, and Secured Party will promptly (and in any event within two (2) Business Days after receipt of such request but in no event earlier than one (1) Business Day after receipt of proceeds of such Permitted Share Sale) release from the Collateral Account, Cash in an amount equal to the excess, if any, of the proceeds resulting from a Permitted Share Sale over the Permitted Share Sale Repayment Amount required to be applied to reduce the outstanding principal amount of the Loan pursuant to Section 2.02(c)(i) or (ii) of the Loan Agreement; provided that the Secured Party shall not be obligated to release such proceeds on any day (x) to the extent that, after giving effect to such release, the Loan Value would equal or exceed 57.5% of the Collateral Value or (y) if a Default shall have occurred and be continuing. Notwithstanding anything to the contrary in this Section 3(e), there shall be no release of proceeds from the Collateral Account pursuant to this Section 3(e), if such release would result in a violation of any U.S. federal margin regulation or rule of any self-regulatory organization of which Secured Party is a member.

(f)     If on any day hereafter, the Pledgor makes a Permitted Share Sale pursuant to Section 6.11 of the Loan Agreement or otherwise herein and the proceeds of such Permitted Share Sale are received by the Secured Party for application pursuant to Section 2.02(c) of the Loan Agreement, the security interest created in this Agreement in favor of the Secured Party with respect to the portion of the Collateral disposed of in such Permitted Share Sale shall automatically, without any further action of the Secured Party, be released.

(g)     If at any time the Loan Value is less than 57.5% of the Collateral Value, the Pledgor may request the release to it, and Secured Party will promptly (and in any event within two (2) Business Days after receipt of such request), release that portion of the Eligible Mark-to-Market Collateral from the Collateral Account, so that after such release, the Loan Value does not exceed 57.5% of the Collateral Value; provided that the Secured Party shall not be obligated to release such Eligible Mark-to-Market Collateral on any day (x) to the extent that, after giving effect to such release, the Loan Value would equal or exceed 57.5% of the Collateral Value or (y) if a Default shall have occurred and be continuing. Notwithstanding anything to the contrary in this Section 3(g), there shall be no release of Eligible Mark-to-Market Collateral from the Collateral Account pursuant to this Section 3(g), to the extent such release would result in a violation of any U.S. federal margin regulation or rule of any self-regulatory organization of which Secured Party is a member.

(h)     Any delivery by the Pledgor of (x) securities as Collateral shall be effected (A) if any such securities are uncertificated securities as defined in the UCC, by causing the issuer to agree to act on the instructions of the Secured Party without further consent of the Pledgor pursuant to an agreement in form and substance reasonably satisfactory to the Secured Party, (B) if any such securities are evidenced by any certificates, by delivery to the Secured Party, accompanied by undated stock powers duly executed by the Pledgor in blank, or (C) in the case of shares or other securities held through a securities intermediary, by the crediting of such securities or security entitlements with respect thereto to the Collateral Account together with execution and delivery of the Control Agreement (if requested by Secured Party) and (y) Cash as collateral shall be effected by delivery of such Cash to the Collateral Account; provided that if a security interest in any such Collateral would not be perfected through a delivery pursuant to clause (x) or (y) above, then by complying with such alternative delivery instructions as the Secured Party shall provide to the Pledgor in writing.

(i)     The Pledgor shall pay, indemnify and save the Secured Party harmless from, any and all liabilities with respect to, or resulting from any delay in paying, any and all stamp, excise, sales or other taxes (other than income taxes on the income of the Secured Party) which may be payable or determined to be payable with respect to any of the Collateral or in connection with any of the transactions contemplated by this Security Agreement. Nothing in this Section 3(i) shall apply to any liabilities arising out of or resulting from the Secured Party’s exercise of rights pursuant to Section 3(k) hereof.

(j)     The Pledgor shall not create or otherwise permit the creation of any Lien on the Collateral, other than any Lien created pursuant to a Loan Document, and the Pledgor agrees to cause the release of any Lien prohibited by this Section 3(j). Nothing in this Section 3(j) shall apply to any Lien arising out of or resulting from the Secured Party’s exercise of rights pursuant to Section 3(k) hereof.

(k)     The Secured Party shall have the right to sell, lend, pledge, rehypothecate, assign, invest, use, commingle or otherwise dispose of or use in its business any Eligible Mark-to-Market Collateral held in or credited to the Collateral Account, free from any claim or right of any nature whatsoever by the Pledgor. For all purposes under this Agreement (including for determining the occurrence of a Collateral Shortfall and determining Distributions that would be remitted to the Pledgor), the Secured Party will be deemed to continue to hold such Eligible Mark-to-Market Collateral and to receive Distributions thereon, regardless of whether the Secured Party has exercised any rights under this Section 3(k).

(l)     At all times prior to the disposition of any Stock Collateral by the Secured Party pursuant to Section 6 hereof, the Pledgor shall have the right to exercise all voting, consensual and other powers of ownership pertaining to the Stock Collateral in a manner that is not inconsistent with the express terms of any Loan Document. The Pledgor agrees that the Pledgor will not vote the Shares in any manner that is inconsistent with the express terms of any Loan Document or would reasonably be expected to have a material adverse effect on the Secured Party’s interest in the Shares. For the avoidance of doubt, (i) the Secured Party shall have no voting rights with respect to the Stock Collateral, except to the extent that the Secured Party buys any Shares in a sale or other disposition made pursuant to Section 6(b) and (ii) nothing contained in this Section 3(l) limits the Secured Party’s right to exercise the rights and remedies specified in Section 6 hereof, at any time that an Event of Default has occurred and is continuing.

(m)     Upon Secured Party’s request, Pledgor agrees to execute and deliver a Control Agreement.

(n)     CGMI, in its capacity as Custodian and “securities intermediary” within the meaning of the UCC, hereunder, makes the agreements set forth in Sections 1 and 13, and the representations set forth in Section 4, of the form of Securities Account Control Agreement attached as Exhibit A hereto.

(o)     In lieu of any Distributions paid or deemed to have been paid with respect to any Eligible Mark-to-Market Collateral in the form of Cash, such Cash shall accrue interest at the Interest Rate and the Secured Party will credit such amounts to the Collateral Account daily.

Section 4. Representations and Warranties. The Pledgor represents and warrants to the Secured Party as of the date hereof, which representations and warranties shall be deemed repeated on each day on which that the Pledgor delivers Collateral hereunder.

(a)     The Pledgor has the power to grant a security interest in and lien on any Collateral it delivers to the Secured Party or the Collateral Account hereunder and has taken all necessary actions to authorize the granting of that security interest and lien.

(b)     The Pledgor is the sole owner of or otherwise has the right to transfer all Collateral it delivers to the Secured Party or the Collateral Account hereunder, free and clear of any security interest, lien, encumbrance or other restrictions other than the security interest and lien granted under this Agreement.

(c)     Upon (1) the transfer of any Collateral to the Secured Party or the Collateral Account in accordance with this Agreement (assuming the enforceability of the Control Agreement with respect to all parties thereto other than the Pledgor) and (2) filing a UCC financing statement naming the Pledgor as the debtor and the Secured Party as the secured party and describing the Collateral in the office of the Secretary of State of Delaware, the Secured Party will have a valid and perfected first priority security interest therein (assuming that any central clearing corporation or any third-party financial intermediary or other entity not within the control of the Pledgor involved in the transfer of Collateral gives the notices and takes the action required of it under applicable law for protection of that interest).

(d)     The performance by it of its obligations under this Agreement will not result in the creation of any security interest, lien or other encumbrance on any Collateral, other than the security interest and lien granted under this Agreement and any lien of a securities intermediary that has entered into a Control Agreement.

(e)     The Pledged Agreement has been duly and validly authorized, executed and delivered by the Pledgor and is a legal, valid and binding obligation of such party, enforceable against the Pledgor in accordance with its terms, subject to applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors’ rights generally and subject, as to enforceability, to equitable principles of general application (regardless whether enforcement is sought in a proceeding in equity or at law). To the knowledge of the Pledgor, the Pledged Agreement has been duly and validly authorized, executed and delivered by each other party thereto, and is a legal, valid and binding obligation of such party, enforceable against such party in accordance with its terms, subject to applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors’ rights generally and subject, as to enforceability, to equitable principles of general application (regardless whether enforcement is sought in a proceeding in equity or at law). The Pledgor has provided, or concurrently herewith will provide, a true and correct copy of the Pledged Agreement.

Section 5. Covenants. In furtherance of the pledge and grant of security interest pursuant to Section 2, until such time as all Secured Obligations have been paid in full, the Pledgor hereby agrees with Secured Party as follows:

(a)     The Pledgor agrees to take such other action as the Secured Party shall reasonably request in writing to duly record the Lien created under this Agreement in the Collateral, including executing, delivering, filing and/or recording, in such locations and jurisdictions as Secured Party shall specify (and hereby authorizes the Secured Party to file or record), any financing statement, notice, instrument, document, agreement or other papers that may be necessary or desirable (in the judgment of the Secured Party) to create, preserve, perfect or validate the security interest granted pursuant hereto or to enable the Secured Party to exercise and enforce its rights under this Agreement with respect to such security interest, including executing and delivering or causing the execution and delivery of a Control Agreement with respect to the Collateral Account and causing any or all of the Stock Collateral to be transferred of record into the name of the Secured Party or its nominee.

(b)     Without the prior written consent of the Secured Party, the Pledgor shall not, after the date hereof, file, or authorize to be filed or to be on file, in any jurisdiction, any financing statement or like instrument with respect to the Collateral in which the Secured Party is not named as the sole secured party.

(c)     The Pledgor shall not instruct the Custodian to close the Collateral Account or transfer any Collateral held therein or credited thereto without (i) obtaining the prior written consent of the Secured Party and (ii) entering into such agreements as the Secured Party may in its sole discretion require to ensure the continued priority and perfection of its lien on such Collateral; provided, however, that this Section 5(c) shall not apply to any Permitted Share Sale pursuant to Section 6.11 of the Loan Agreement or any request for release of Collateral in accordance herewith.

(d)     Without at least thirty (30) days’ prior written notice to the Secured Party, the Pledgor shall not change the Pledgor’s name, or the name under which the Pledgor does business, or the form or jurisdiction of the Pledgor’s organization from the name, form and jurisdiction set forth on the first page of this Agreement.

(e)     The Pledgor shall not exercise any rights under or consent to any amendment, waiver or termination of the Pledged Agreement or otherwise take any action that shall impair the Secured Party’s rights in the Collateral.

Section 6. Remedies.

(a)     In addition to the rights and remedies specified herein, if an Event of Default has occurred and is continuing the Secured Party shall have all of the rights and remedies with respect to the Collateral of a “secured party” under the UCC (whether or not the UCC is in effect in the jurisdiction where the rights and remedies are asserted)

and such additional rights and remedies to which a secured party is entitled under the laws in effect in any jurisdiction where any rights and remedies under this Agreement may be asserted.

(b)     Subject to the limitations set forth below in this Section 6, at any time that an Event of Default has occurred and is continuing, the Secured Party shall be entitled to do any or all of the following (to the fullest extent permitted under the laws in effect in any jurisdiction where any right or remedy under this Agreement may be asserted):

(i)     Deliver or cause to be delivered from the Collateral Account to itself or to an affiliate, the Shares;

(ii)     Demand, sue for, collect or receive any money or property at any time payable or receivable on account of or in exchange for any of the Collateral, in its own name, in the name of the Pledgor or otherwise; provided, however, that the Secured Party shall have no obligation to take any of the foregoing actions;

(iii)     Enforce any rights that the Pledgor may have under the Pledged Agreement;

(iv)     Sell, lease, assign or otherwise dispose of all or any part of the Collateral, at such place or places and at such time or times as the Secured Party deems best, and for cash or for credit or for future delivery (without thereby assuming any credit risk), at public or private sale, upon such terms and conditions as it deems advisable, without demand of performance or notice of intention to effect any such disposition or of the time or place thereof (except such notice as is required by applicable Law and cannot be waived), and the Secured Party may be the purchaser, lessee, assignee or recipient of any or all of the Collateral so disposed of at any public sale (or, to the extent permitted by Law, at one or more private sales) and thereafter hold the same absolutely, free from any claim or right of whatsoever kind, including any right or equity of redemption (statutory or otherwise), of the Pledgor, any such demand, notice and right or equity being hereby expressly waived and released. The Secured Party may, without notice or publication, adjourn any public or private sale or cause the same to be adjourned from time to time by announcement at the time and place fixed for the sale, and such sale may be made at any time or place to which the sale may be so adjourned.

(c)     The Pledgor and the Secured Party agree that (i) the Secured Party shall not be entitled to exercise its remedies hereunder in a manner that would cause it (or any Affiliate of it) to become at any one time the Beneficial Owner of more than 9.9% of the common shares of LXP then outstanding, (ii) the Secured Party will not sell, to a single purchaser, in one or more transactions, an amount of Shares in excess of 9.9% of the common shares of LXP then outstanding and (iii) the Secured Party will not sell, in any single transaction, to one or more purchasers, an amount of Shares in excess of 9.9% of the common shares of LXP then outstanding. The Pledgor hereby (i) acknowledges that selling or otherwise disposing of the Collateral in accordance with the restrictions set forth in this Section 6(c) may result in prices and terms less favorable to the Secured Party than those that could be obtained by selling or otherwise disposing of the Shares in a single transaction to a single purchaser and (ii) agrees and acknowledges that no method of sale or other disposition of Collateral shall be deemed commercially unreasonable because of any action taken or not taken by the Secured Party to comply with such restrictions.

(d)     The Pledgor further recognizes that, by reason of certain prohibitions contained in the Securities Act and applicable state securities Laws, the Secured Party may be compelled, with respect to any sale of all or any part of the Collateral, to limit purchasers to those who will agree, among other things, to acquire the Collateral for their own account, for investment and not with a view to the distribution or resale thereof. The Pledgor acknowledges that any such private sales may be at prices and on terms less favorable to the Secured Party than those obtainable through a public sale without such restrictions, and, notwithstanding such circumstances, agrees that any such private sale shall be deemed to have been made in a commercially reasonable manner and that the Secured Party shall have no obligation to engage in public sales and no obligation to delay the sale of any Collateral for the period of time necessary to permit the Issuer or issuer thereof to register it for public sale.

(e)     The Pledgor agrees and acknowledges that the Shares are customarily sold on the New York Stock Exchange, which is a recognized market, within the meaning of Section 9-610 of the UCC.

(f)     If the Secured Party shall determine to exercise its right to sell all or any portion of the Collateral pursuant to this Section 6, the Pledgor agrees that, upon request of the Secured Party, the Pledgor will, at its own expense: execute and deliver, or cause the officers and directors of the Issuer to execute and deliver, to any Person or Governmental Authority as the Secured Party may choose, any and all documents and writings which, in the Secured Party’s reasonable judgment, may be necessary or appropriate for approval, or be required by, any Governmental Authority located in any city, county, state or country where the Pledgor or the Issuer engage in business, in order to transfer or to more effectively transfer the Collateral or otherwise enforce the Secured Party’s rights hereunder; and do or cause to be done all such other acts and things as may be necessary to make such sale of the Collateral or any part thereof valid and binding and in compliance with applicable Laws.

(g)     Except as otherwise expressly provided in this Agreement, the proceeds of any collection, sale or other realization of all or any part of the Collateral pursuant hereto, and any other cash held by the Secured Party following an Event of Default, shall be applied by the Secured Party:

(i)     First, to the payment of the costs and expenses of such collection, sale or other realization, including reasonable out-of-pocket costs and expenses of the Secured Party, including the fees and expenses of its agents and counsel, and all expenses incurred and advances made by the Secured Party in connection therewith;

(ii)     Second, to the payment to the Secured Party of a nonrefundable fee equal to $0.03 per Share disposed of in any sale of Shares as compensation for effecting such transaction for the benefit of the Pledgor;

(iii)     Third, to the payment in full of the Secured Obligations; and

(iv)     Finally, to the payment to the Pledgor or as a court of competent jurisdiction may direct, of any surplus then remaining.

(h)     The Pledgor acknowledges that there is no adequate remedy at law for failure by it to comply with the provisions of this Section 6 and that such failure would not be adequately compensable in damages, and therefore agrees that its agreements contained in this Section 6 may be specifically enforced.

(i)     THE PLEDGOR EXPRESSLY WAIVES TO THE MAXIMUM EXTENT PERMITTED BY LAW: (i) ANY CONSTITUTIONAL OR OTHER RIGHT TO A JUDICIAL HEARING PRIOR TO THE TIME THE SECURED PARTY DISPOSES OF ALL OR ANY PART OF THE COLLATERAL AS PROVIDED IN THIS SECTION 6; (ii) ALL RIGHTS OF REDEMPTION, STAY, OR APPRAISAL THAT IT NOW HAS OR MAY AT ANY TIME IN THE FUTURE HAVE UNDER ANY LAW NOW EXISTING OR HEREAFTER ENACTED; (iii) ANY REQUIREMENT OF NOTICE, DEMAND, OR ADVERTISEMENT FOR SALE AND (iv) ANY RIGHT TO REQUIRE THE SECURED PARTY TO PROCEED AGAINST OR EXHAUST ANY SECURITY HELD FROM THE PLEDGOR OR TO PURSUE ANY OTHER REMEDY IN THE SECURED PARTY’S POWER WHATSOEVER.

(j)     The provisions of Section 9.08 of the Loan Agreement are incorporated herein by reference. For the avoidance of doubt, the Pledgor shall not be personally obligated to bear any expense that may be attributed to it hereunder, and if the proceeds of sale, collection or other realization of or upon the Collateral pursuant to Section 6 are insufficient to cover such expenses, the costs and expenses of such realization and the payment in full of the Secured Obligations, the Pledgor shall not be liable for any deficiency.

(k)     Attorney-in-Fact. Without limiting any rights or powers granted by this Agreement to the Secured Party while no Event of Default has occurred and is continuing, upon the occurrence and during the continuance of any Event of Default the Secured Party is hereby appointed the attorney-in-fact of the Pledgor for the purpose of carrying out the provisions of this Section 6 and taking any action and executing any instruments that the Secured Party may deem necessary or advisable to accomplish the purposes of this Agreement, which appointment as attorney-in-fact is irrevocable and coupled with an interest. Without limiting the generality of the foregoing, so long as the Secured Party shall be entitled under this Section 6 to make collections or otherwise receive any proceeds in respect of the Collateral, the Secured Party shall have the right and power to receive, endorse and collect all checks made payable to the order of the Pledgor representing any dividend, payment or other distribution in respect of the Collateral or any part thereof and to give full discharge for the same.

Section 7. Miscellaneous.

(a)     Notices.

(i)     Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (ii) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile transmission, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 9.02 of the Loan Agreement.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile transmission shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications to the extent provided in subsection (ii) below, shall be effective as provided in such subsection (ii).

(ii)     Electronic Communications. Notices and other communications to the Secured Party hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Secured Party. The Secured Party and the Pledgor may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Secured Party otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgment), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(b)     No Waiver; Cumulative Remedies. No failure by the Secured Party to exercise, and no delay by the Secured Party in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by Law.

(c)     Amendments, Etc. No amendment or waiver of any provision of this Agreement and no consent to any departure by the Pledgor therefrom, shall be effective unless in writing signed by the Secured Party and the Pledgor, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

(d)     Expenses. The Pledgor agrees to reimburse the Secured Party for all reasonable costs and expenses (including the reasonable fees and expenses of legal counsel) in connection with any Event of Default and any enforcement or collection proceeding resulting therefrom, including all manner of participation in or other involvement with (i) performance by the Secured Party of any obligations of the Pledgor in respect of the Collateral that the Pledgor has failed or refused to perform, (ii) bankruptcy, insolvency, receivership, foreclosure, winding up or liquidation proceedings, or any actual or attempted sale, or any exchange, enforcement, collection, compromise or settlement in respect of any of the Collateral, and for the care of the Collateral and defending or asserting rights and claims of the Secured Party in respect thereof, by litigation or otherwise, (iii) judicial or regulatory proceedings, (iv) workout, restructuring or other negotiations or proceedings (whether or not the workout, restructuring or transaction contemplated thereby is consummated) and (v) the exercise or enforcement of any rights of the Secured Party under this Agreement, including this Section 7(d), and all such costs and expenses shall be Secured Obligations entitled to the benefits of the Lien granted herein.

(e)     Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the respective successors and assigns of the Pledgor and the Secured Party; provided, however, that the Pledgor shall not assign or transfer the Pledgor’s rights or obligations under this Agreement without the prior written consent of the Secured Party.

(f)     Counterparts; Telefacsimile Execution. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and either of the parties hereto may execute this Agreement by signing any such counterpart; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signatures are physically attached to the same document. Delivery of an executed counterpart of this Agreement by telefacsimile shall be equally as effective as delivery of an original executed counterpart of this Agreement. Any party delivering an executed counterpart of this Agreement by telefacsimile also shall deliver an original executed counterpart of this Agreement but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, or binding effect hereof.

(g)     GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK, including Section 5-1401 of New York general Obligations law, WITHOUT GIVING EFFECT TO ANY CONFLICT OF LAWS PRINCIPLES THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

(h)     WAIVER OF MARSHALLING. THE PLEDGOR ACKNOWLEDGES AND AGREES THAT IN EXERCISING ANY RIGHTS UNDER OR WITH RESPECT TO THE COLLATERAL: (i) THE SECURED PARTY IS UNDER NO OBLIGATION TO MARSHAL ANY COLLATERAL; (ii) THE SECURED PARTY MAY, IN ITS ABSOLUTE DISCRETION, REALIZE UPON THE COLLATERAL IN ANY ORDER AND IN ANY MANNER IT SO ELECTS; AND (iii) THE SECURED PARTY MAY, IN ITS ABSOLUTE DISCRETION, APPLY THE PROCEEDS OF ANY OR ALL OF THE COLLATERAL TO THE SECURED OBLIGATIONS IN ANY ORDER AND IN ANY MANNER IT SO ELECTS. THE PLEDGOR WAIVES ANY RIGHT TO REQUIRE THE MARSHALING OF ANY OF THE COLLATERAL.

(i)     Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable, then, to the fullest extent permitted by law, (a) the legality, validity and enforceability of the remaining provisions of this Agreement shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

(j)     Termination. Upon the earlier to occur of (x) the payment in full of all Secured Obligations and (y) the Disposition of all Collateral and the application of any proceeds thereof in accordance with the terms hereof, this Agreement shall terminate, and the Secured Party shall forthwith cause to be assigned, transferred and delivered, against receipt but without any recourse, warranty or representation whatsoever, any remaining Collateral and money received in respect thereof, to or on the order of the Pledgor. The Secured Party shall also, at the expense of the Pledgor, execute and deliver to the Pledgor upon such termination such UCC termination statements and such other documentation as shall be reasonably requested by the Pledgor to effect the termination and release of the Liens created hereby on the Collateral.

REMAINING SPACE INTENTIONALLY LEFT BLANK;

SIGNATURES TO FOLLOW ON NEXT PAGE

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.

VORNADO LXP LLC

By: VORNADO REALTY L.P.,

Sole Member

By: VORNADO REALTY TRUST,

Sole General Partner

By: /s/ ALAN J. RICE

Name: Alan J. Rice

Title: Senior Vice President

CITIGROUP GLOBAL MARKETS INC.

By: /s/ HERMAN HIRSCH

Name: Herman Hirsch

Title: Managing Director

EXHIBIT A

FORM OF SECURITIES ACCOUNT CONTROL AGREEMENT

Account Control Agreement, dated as of [•], 20__, between [•](“Creditor”); VORNADO LXP LLC a [•] (“Pledgor”); and [•]. (“Intermediary”).

PREAMBLE:

1.     Intermediary has established a securities account, number [•] entitled “[•]” (the “Account”).

2.     Pledgor has granted Creditor a security interest in the Account pursuant to the Security Agreement, dated as of November 3, 2008, as amended on the date hereof, and as the same may from time to time be further amended, modified or restated, between Pledgor and Creditor (the “Security Agreement”).

3.     Creditor, Pledgor and Intermediary are entering into this Agreement to perfect the security interest of Creditor in the Account.

TERMS:

Section 1. The Account. All parties agree that the Account is a “securities account” within the meaning of Article 8 of the Uniform Commercial Code as in effect from time to time in the State of New York (the “UCC”) and that all property held by Intermediary in the Account will be treated as financial assets under the UCC. Intermediary has not agreed and will not agree with any third party to comply with entitlement orders or other directions concerning the Account originated by such third party without the prior written consent of Creditor and Pledgor.

Section 2. Subordination of Lien. Intermediary hereby agrees and acknowledges that any security interest or lien in favor of Intermediary on the Account or any property credited to the Account as a result of any indebtedness of Pledgor to Intermediary (including, without limitation, any fees or commissions in respect of the Account) shall be subject and subordinate to the security interest in favor of Creditor.

Section 3. Control. Intermediary will comply with entitlement orders and other instructions originated by Creditor concerning the Account and any property credited thereto without further consent by Pledgor. Intermediary will not act on any entitlement order or other instruction of Pledgor without the written consent of Creditor (provided that Pledgor shall retain its right to exercise any voting rights with respect to any securities held in or credited to the Account without such consent).

Section 4. Representations, Warranties and Covenants of Intermediary. Intermediary represents and warrants to and agrees with Creditor as follows:

(i) The Account will be maintained in the manner set forth herein until termination of this Agreement, and Intermediary will not change the name or account number of the Account without the prior consent of Creditor.

(ii) This Agreement has been duly authorized by and is the legal, valid and binding obligation of Intermediary, enforceable against it in accordance with its terms.

(iii) Intermediary has not entered into, and until the termination of this Agreement will not enter into, (x) any other agreement pursuant to which it agrees to comply with entitlement orders with respect to the Account, or (y) any other agreement purporting to limit or condition the obligation of the Intermediary to comply with entitlement orders originated by Creditor as set forth in Section 3 hereof.

(iv) Intermediary has no knowledge of any claim to or interest in the Account, other than the interests therein of Creditor and Pledgor. If any person or entity asserts any lien, encumbrance or adverse claim (including any writ, garnishment, judgment, warrant of attachment, execution or similar process) against the Account, Intermediary will use its best efforts to notify Creditor and Pledgor promptly thereof.

(v) Intermediary will use its best efforts to deliver promptly to Creditor copies of all statements, confirmations and other communications by Intermediary relating to the Account.

Section 5. [Reserved]

Section 6. Customer Agreement. In the event of a conflict between this Agreement and any other agreement between Intermediary and Pledgor, the terms of this Agreement will prevail; provided, however, that this Agreement shall not alter or affect any mandatory arbitration provision currently in effect between Intermediary and Pledgor pursuant to a separate agreement.

Section 7. Termination. This Agreement shall continue in effect until Creditor has notified Intermediary in writing that this Agreement, or its security interest in the Account, is terminated (and Creditor agrees to give such notice with reasonable promptness). Upon receipt of such notice the obligations of Intermediary hereunder with respect to the operation and maintenance of the Account after the receipt of such notice shall terminate, Creditor shall have no further right to originate entitlement orders concerning the Account.

Section 8. Amendments. No amendment or waiver of any provision of this Agreement shall be effective unless in writing signed by the parties hereto, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

Section 9. Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 10. Successors. The terms of this Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective corporate successors or heirs and personal representatives. This Agreement may be assigned by Creditor to any successor of Creditor under the Loan Agreement entered into by Pledgor and Creditor on November 3, 2008, provided that written notice thereof is given by Creditor to Intermediary.

Section 11. Notices. Except as otherwise expressly provided herein, any notice, order, instruction, request or other communication required or permitted to be given under this Agreement shall be in writing and deemed to have been properly given when delivered in person, or when sent by telecopy or other electronic means and electronic confirmation of error-free receipt is received or upon receipt of notice sent by certified or registered United States mail, return receipt requested, postage prepaid, addressed to the party at the address set forth next to such party’s name at the heading of this Agreement. Any party may change its address for notices in the manner set forth above.

Section 12. Counterparts. This Agreement may be executed in any number of counterparts, all of which shall constitute one and the same instrument, and any party hereto may execute this Agreement by signing and delivering one or more counterparts. Delivery of an executed counterpart of a signature page to this Agreement by telecopier shall be effective as delivery of an original executed counterpart of this Agreement.

Section 13. Choice of Law. This Agreement (including, without limitation, the establishment and maintenance of the account and all rights and obligations with respect thereto) shall be governed by and construed in accordance with the law of the State of New York. The parties agree that the securities intermediary's jurisdiction (within the meaning of Article 8 of the UCC) with respect to the Account and the transactions contemplated hereby is the State of New York.

Section 14. Entire Agreement. This Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof.

[Signatures on following page]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.

VORNADO LXP LLC

By: VORNADO REALTY L.P.,
Sole Member

By: VORNADO REALTY TRUST,
Sole General Partner

By: ________________________________

Name:______________________________

Title: _______________________________

[INTERMEDIARY]

By: ________________________________

Name:______________________________

Title: _______________________________

[SECURED PARTY]

By: ________________________________

Name:______________________________

Title: _______________________________

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